As filed with the Securities and Exchange Commission on September 18, 2013

Registration No. 333-149955

Registration No. 333-165982

Registration No. 333-177974

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-149955
POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-165982

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-149955

UNDER

THE SECURITIES ACT OF 1933

MEMSIC, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3457049
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

One Tech Drive, Suite 325, Andover, Massachusetts 01810

(Address of principal executive offices) (Zip Code)

MEMSIC, Inc. 2000 Omnibus Stock Plan

MEMSIC, Inc. 2007 Stock Incentive Plan

MEMSIC, Inc. 2009 Nonqualified Inducement Stock Option Plan

MEMSIC, Inc. Amended and Restated 2009 Nonqualified Inducement Stock Plan

(Full title of the plan(s))

Dr. Yang Zhao

MEMSIC, Inc.

c/o MZ Investment Holdings Limited

One Tech Drive, Suite 325

Andover, Massachusetts 01810

(Name and address of agent for service)

(978)738-0900

(Telephone number, including area code, of agent for service)

Copies to:

Peter X.  Huang, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates

30/F, China World Office 2

No. 1, Jian Guo Men Wai Avenue

Beijing 100004 China

Telephone: 86.10.6535.5500

Facsimile: 86.10.6535.5577

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer

☐ Non-accelerated filer	☒ Smaller reporting company
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by MEMSIC, Inc. (the “Company”):

1.              Registration No. 333-149955 for the sale of 4,703,468 shares of the Company’s common stock under the Company’s 2000 Omnibus Stock Plan and 2007 Stock Incentive Plan, which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on March 28, 2008;

2.              Registration No. 333-165982 for the sale of 1,250,000 shares of the Company’s common stock under the Company’s 2009 Nonqualified Inducement Stock Option Plan, which was filed with the SEC and became effective on April 9, 2010; and

3.              Registration No. 333-177974 for the sale of 1,250,000 shares of the Company’s common stock under the Company’s Amended and Restated 2009 Nonqualified Inducement Stock Plan, which was filed with the SEC and became effective on November 14, 2011.

Pursuant to the terms of an Agreement and Plan of Merger, dated as of April 22, 2013, among the Company, MZ Investment Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and MZ Investment Holdings Merger Sub Limited, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent.  The Merger became effective on September 17, 2013 upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated.  In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Company’s common stock registered under the Registration Statements that remain unsold at the termination of the offering, the Company hereby removes from registration the common stock registered but unsold under the Registration Statements as of the date hereof.

As no securities are being registered herein, the sole purpose being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Andover, Commonwealth of Massachusetts, on September 18, 2013.

MEMSIC, INC.

By:	/s/ Patricia Niu
Patricia Niu
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dr. Yang Zhao	President, Chief Executive Officer and Director (principal executive officer)	September 18, 2013
Dr. Yang Zhao

/s/ Patricia Niu	Chief Financial Officer (principal financial officer and principal accounting officer)	September 18, 2013
Patricia Niu

/s/ Dr. Quan Zhou	Chairman of the Board and Director	September 18, 2013
Dr. Quan Zhou

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